Exhibit 5.1

September 20, 2024

Trugolf Holdings, Inc.

60 North 1400 West Centerville

Utah 84014

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (the “Registration Statement”), of Trugolf Holdings, Inc. a Delaware corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of: (a) up to 4,596,435 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (b) up to 40,185,185 shares of Class A Common Stock (the “Note Shares”) issuable upon the conversion of the convertible promissory note (the “Notes”); (c) up to 9,870,684 shares of Class A Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of Series A Warrants to purchase Class A Common Stock (the “Series A Warrant”) with an exercise price of $13 per share; (d) up to 19,375,000 shares of Class A Common Stock (the “Series B Warrant Shares”) issuable upon the exercise of Series B Warrants to purchase Class A Common Stock (the “Series B Warrant”) with an exercise price of $10 per share; and (e) up to 632,500 shares of Class A Common Stock the “Representative Warrant Shares,” together with the Series A Warrant Shares and the Series B Warrant Shares as the “Warrant Shares”) issuable upon the exercise of Representative Warrants to purchase Class A Common Stock (the “Representative Warrant,” together with the Series A Warrant and the Series B Warrant as the “Warrants”) with an exercise price of $12 per share..

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) upon exercise of the Warrants and payment of the exercise price, the Warrant Shares shall be validly issued, fully paid and non-assessable; (ii) upon conversion of the Notes and payment of the conversion price, the Note Shares shall be validly issued, fully paid and non-assessable; (ii) the Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iv) the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.	We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinion in clause (iii) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, liquidated damages, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.	This opinion is rendered as of the date of this letter and is limited to matters of Delaware corporate law, including applicable provisions of the Delaware General Corporation Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of the name of the law firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW